EXHIBIT 99.1
For further information contact:
William C. Collett at 510/601-4339
DREYER’S ANNOUNCES EXPIRATION OF PUT PERIOD
AND ANTICIPATED MERGER WITH NESTLÉ
     Oakland, Calif., January 13, 2006. Dreyer’s Grand Ice Cream Holdings, Inc. (“Dreyer’s”) (NNM: DRYR) announced today that the period during which holders of shares of Dreyer’s Class A Callable Puttable Common Stock (the “Class A Shares”) could require Dreyer’s to purchase their Class A Shares (the “Put Right”) for a cash payment of $83.10 per Class A Share (the “Purchase Price”) expired at 5:00 p.m. New York City time on January 13, 2006 (the “Expiration Time”). According to the report of the depositary agent for the Put Right, holders of an aggregate of 30,518,885 Class A Shares (including 1,792,193 shares subject to guaranteed delivery procedures) properly exercised the Put Right.
     In accordance with the terms of the Put Right, payment of the Purchase Price will be made no later than January 18, 2006 to holders of Class A Shares who exercised the Put Right and validly delivered their Class A Shares to the depositary agent prior to the Expiration Time. In the case of Class A Shares subject to guaranteed delivery procedures, payment of the Purchase Price will be made only after timely delivery of required documentation and certificates representing such Class A Shares.
     As a result of the purchase of the Class A Shares pursuant to the Put Right, Nestlé Ice Holdings, Inc. (“Nestlé Ice”), a wholly-owned indirect subsidiary of Nestlé Holdings, Inc. (“Nestlé Holdings”) that provided funds to pay the Purchase Price, will become the record owner of in excess of 90% of Dreyer’s outstanding voting stock. Under the terms of Dreyer’s certificate of incorporation, all then outstanding Class A Shares will automatically be converted into shares of Dreyer’s Class B Common Stock (the “Class B Shares”). Upon the conversion of Dreyer’s Class A Shares into Class B Shares, there will be fewer than 300 holders of record of Class A Shares and Dreyer’s intends to file a Form 15 with the Securities and Exchange Commission to terminate the registration of the Class A Shares under the Securities Exchange Act of 1934, as amended, and delist the Class A Shares from trading on the NASDAQ National Market System (“NASDAQ”). It is anticipated that the Class A Shares will cease to trade on NASDAQ effective as of the close of trading on Tuesday, January 17, 2006.
     In addition, as provided under a governance agreement by and among Dreyer’s, Nestlé S.A., a corporation organized under the laws of Switzerland, and Nestlé Holdings, if at any time Nestlé Holdings and its affiliates own at least 90% of Dreyer’s outstanding voting stock and the Class A Shares are converted into Class B Shares, Nestlé will become obligated to cause a short form merger between Nestlé Holdings (or an affiliate) and Dreyer’s. Nestlé Holdings has affirmed its intent to cause Nestlé Ice to effect a short form merger with Dreyer’s. Accordingly, it is anticipated that as soon as practicable after the conversion of the Class A Shares into Class B Shares, Nestlé Ice will be merged with and into Dreyer’s, with Dreyer’s being the surviving corporation and becoming a wholly-owned indirect subsidiary of Nestlé Holdings. At the effective time of the merger, anticipated to take effect on January 18, 2006, all then outstanding Class B Shares (other than shares held by Nestlé Ice) will automatically be converted into the right to receive a cash payment of $83.10 per Class B Share.
     After Nestlé Ice completes the short form merger, Dreyer’s shareholders who did not exercise the Put Right (other than Nestlé Ice or its affiliates) will have no further rights as shareholders other than the right to receive $83.10 per share in cash or to exercise dissenters’ appraisal rights pursuant to Delaware law. Following the merger, detailed instructions will be mailed to shareholders outlining the steps that Dreyer’s shareholders who did not exercise the Put Right must take in order to obtain payment or exercise their dissenters’ appraisal rights under Delaware law.
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     Dreyer’s Grand Ice Cream Holdings, Inc., and its subsidiaries manufacture and distribute a full spectrum of ice cream and frozen dessert products. Brands of frozen dessert products currently manufactured or distributed by Dreyer’s in the United States include Grand, Slow Churned® Light, Häagen-Dazs®, Nestlé® Drumstick®, Nestlé Crunch®, Butterfinger®, Toll House®, Carnation®, Dibs™, Push-Up®, Dole®, Homemade, Fruit Bars, Starbucks® and The Skinny Cow®. The company’s premium products are marketed under the Dreyer’s brand name throughout the western states and Texas, and under the Edy’s name throughout the remainder of the United States. Internationally, the Dreyer’s brand extends to select markets in the Far East and the Edy’s brand extends to the Caribbean and South America. For more information on the company, please visit www.dreyersinc.com.
     Edy’s, the Dreyer’s and Edy’s logo design, Slow Churned, Dibs and Homemade are all trademarks or trade names of Dreyer’s Grand Ice Cream, Inc. The Nestlé and Häagen-Dazs trademarks in the U.S. are licensed to Dreyer’s by Nestlé. All other trademarks and trade names are owned by their respective companies and licensed to Dreyer’s.